Exhibit 23.1

Deloitte®	Deloitte & Touche LLP
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Princeton, NJ 08540
USA
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CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated March 28, 2005 (July 26, 2005 as to the effects of the matters described in Note 20; July 18, 2005 as to the restatement described in Note 21), relating to the financial statements of Heartland Payment Systems, Inc. appearing in the Form 10 of Heartland Payment Systems, Inc., for the year ended December 31, 2004.

/s/ Deloitte & Touche LLP

August 18, 2005